Exhibit 4.84

SUPPLEMENTAL LETTER

To:	PARTNER SHIPPING CO. LIMITED
147/1 St. Lucia Street
Valletta, VLT 1185
Malta
c/o 154 Vouliagmenis Avenue,
16674 Glyfada, Athens, Greece
for the attention of: Stamatios Tsantanis/Stavros Gyftakis
(the "Borrower")

To:	SEANERGY MARITIME HOLDINGS CORP.
Trust Company Complex, Ajeltake Road
Ajeltake Island, Majuro, MH 96960
Marshall Islands
c/o 154 Vouliagmenis Avenue,
16674 Glyfada, Athens, Greece
for the attention of: Stamatios Tsantanis/Stavros Gyftakis
(the "Guarantor")

From:	AMSTERDAM TRADE BANK N.V.
World Trade Center
Tower I, Level 6
Strawinskylaan 1939
1077 XX, Amsterdam
The Netherlands
acting as Facility Agent on behalf of the Finance Parties

21 August 2019

Dear Sirs

Facility Agreement dated 13 February 2019 (as amended and supplemented by a supplemental agreement dated 13 June 2019, together, the "Facility Agreement") and entered into between (i) the Borrower as borrower, (ii) the Guarantor as corporate guarantor, (iii) Amsterdam Trade Bank N.V. as arranger, (iv) the banks and financial institutions named in the Facility Agreement as lenders, (v) Amsterdam Trade Bank N.V. as facility agent (in such capacity, the “Facility Agent”) and (vi) Amsterdam Trade Bank N.V. as security agent in respect of a term loan facility of (originally) up to US$20,890,000

We refer to the Facility Agreement. Words and expressions defined in the Facility Agreement shall have the same meaning when used in this Letter and for the purposes of this Letter.

"Effective Date" means 1 July 2019.

This Letter sets out the terms and conditions on which the Facility Agent (acting on behalf of the Finance Parties) agrees, with effect on and from the Effective Date, to the request of the Borrower and the Guarantor to amend certain provisions of the Facility Agreement as described in Clause 2 (the "Request").

1
We hereby confirm our approval, consent and acceptance of the Request above from the Effective Date, subject to receiving an original of this Letter executed by the Facility Agent and duly acknowledged by the Borrower and the Guarantor.

2	Amendments to the Facility Agreement

In consideration of the agreement of the Facility Agent (acting on behalf of the Finance Parties) contained in Clause 1 of this Letter, the Borrower and the Guarantor hereby agree with the Facility Agent that the provisions of the Facility Agreement shall be varied and/or amended and/or supplemented with effect on and from the Effective Date as follows:

(a)	by deleting sub-paragraph (b)(i) of clause 24.1 (Minimum required security cover) thereof in its entirety and replacing it with the following new sub-paragraph:

"(i)	during the period commencing on the first Utilisation Date and ending on 30 June 2020 (inclusive), below 140 per cent. of the Loan; and"; and

(b)
by construing throughout all references in the Facility Agreement to “this Agreement” and all references in the Finance Documents (other than the Facility Agreement) to the “Facility Agreement” as references to the Facility Agreement as amended and supplemented by this Letter.

3	Representations and Warranties

The Borrower and the Guarantor hereby represent and warrant to the Facility Agent that the representations and warranties contained in clause 18 (Representations) of the Facility Agreement are true and correct on the date of this Letter and on the Effective Date as if all references therein to “this Agreement” were references to the Facility Agreement as supplemented by this Letter and as if all such representations and warranties were amended in line with this Clause 3 of this Letter.  This Letter comprises the legal, valid and binding obligations of the Borrower and the Guarantor enforceable in accordance with its terms.

4	Re-affirmation of Facility Agreement

The Borrower and the Guarantor hereby agree that all the provisions of the Facility Agreement which have not been amended by this Letter shall be and are hereby re-affirmed and remain in full force and effect.

5	Costs and Expenses

The provisions of clause 16 (Costs and Expenses) of the Facility Agreement, as amended and supplemented by this Letter, shall apply to this Letter as if they were expressly incorporated in this Letter with any necessary modifications.

6	Notices

Clause 36 (Notices) of the Facility Agreement shall extend and apply to this Letter as if the same were (mutatis mutandis) herein expressly set forth.

7	Counterparts

This Letter may be executed in any number of counterparts.

8	Governing law

This Letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

9	Process Agent

The Borrower and the Guarantor, hereby, irrevocably appoint Messrs E. J. C. Album Solicitors, presently of Landmark House, 190 Willifield Way, London NW11 6YA, England (attention: Mr Edward Album, tel: +44 208 455 7653, fax: +44 208 457 5558 and email: ejca@mitgr.com), to act as their agent to receive and accept on their behalf any process or other document relating to any proceedings in the English Courts which are connected with this Letter.

Please confirm your agreement by signing the acknowledgement below.

Yours faithfully

/s/ Iraklis Tsirigotis

Name: Iraklis Tsirigotis
For and on behalf of
AMSTERDAM TRADE BANK N.V.
acting as Facility Agent on behalf of the Finance Parties

We hereby acknowledge receipt of the above Letter and confirm our agreement to the terms hereof.

/s/ Stavros Gyftakis

STAVROS GYFTAKIS as Director
for and on behalf of
PARTNER SHIPPING CO. LIMITED

Date: 21 August 2019

/s/ Stavros Gyftakis

STAVROS GYFTAKIS as CFO
for and on behalf of
SEANERGY MARITIME HOLDINGS CORP.

Date: 21 August 2019